EXHIBIT 5.1

Buchalter Nemer

a professional corporation

1000 Wilshire Boulevard, Suite 1500

Los Angles, California 90017

July 15, 2013

Heritage Commerce Corp

150 Almaden Boulevard

San Jose, California 95113

Re:                             2013 Equity Incentive Plan

Ladies and Gentlemen:

We refer to an aggregate of 1,750,000 shares of Common Stock, no par value per share (the “Shares”), of Heritage Commerce Corp, a California corporation (the “Company”), which are the subject of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  The Shares of Common Stock subject to the Registration Statement are to be issued under the Company’s 2013 Equity Incentive Plan (the “Plan”).

For the purposes of rendering this opinion, we have made such factual and legal examination as we deemed necessary under the circumstances, and in that connection we have examined, among other things, originals or copies of the following:

(1)           Heritage Commerce Corp Restated Articles of Incorporation;

(2)           Heritage Commerce Corp Bylaws, as amended;

(3)           The Plan; and

(4)           Such records of the corporate proceedings of the Company, such certificates and assurances from public officials, officers and representatives of the Company, and such other documents as we have considered necessary or appropriate for the purpose of rendering this opinion.

In rendering the opinion expressed below, we have assumed:

(a)           The genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.  With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

(b)           There are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon our examination mentioned above, we are of the opinion that the Shares have been validly authorized for issuance and, when issued in accordance with the terms set forth in the Plan, the Shares so issued will be validly issued and will be fully paid and nonassessable.

This opinion may be filed as an exhibit to the Registration Statement.  We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Buchalter Nemer,
a Professional Corporation